EXHIBIT (h)(12)

                              LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement"), dated as of July 26, 2001, between NORTH TRACK FUNDS, INC. ("Company" a reference to the Company includes each "Fund" as hereafter defined), with respect to the following series of funds of the Company: TAXEXEMPT FUND, GOVERNMENT FUND, PSE TECH 100 INDEX FUND, S&P 100 PLUS FUND, ACHIEVERS FUND, WISCONSIN TAXEXEMPT FUND, MANAGED GROWTH FUND, CASH RESERVE FUND, DOW JONES U. S. HEALTH CARE 100 PLUS FUND, DOW JONES U. S. FINANCIAL 100 PLUS FUND, and each other fund of the Company that is added hereto as herein provided (each a "Fund" and collectively the "Funds"), and UNION BANK OF CALIFORNIA, N.A. ("Bank").

                               1. THE CREDIT

     1.1. CREDIT FACILITIES. Bank will loan to Company (the "Revolving Loans") for use in connection with the operation of the applicable Funds, a total amount not to exceed $15,000,000 outstanding in the aggregate at any one time (the "Commitment Amount"). The proceeds of each Revolving Loan shall be used for the applicable Fund's (as designated in the notice of borrowing for such Revolving Loan; Revolving Loan[s] so designated for any Fund are referred herein to as the Revolving Loan[s] of that Fund) short term general working capital requirements, including the funding of shareholder redemptions. Each Revolving Loan shall be borrowed, repaid and reborrowed in amounts of not less than the Minimum Borrowing Amount in accordance with the terms of the Note (defined below); provided that with
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respect to each Fund (a) for at least one day in each 31 day period, such
Fund shall have no Revolving Loans outstanding and (b) the total outstanding Revolving Loans of such Fund shall at no time exceed the Maximum Amount for such Fund. The Revolving Loans of each Fund and interest thereon, and such Fund's Pro Rata Share of other amounts payable under the Loan Documents, shall be payable from the assets of that Fund and shall not be payable from the assets of any other Fund. All borrowings of Revolving Loans must be made before the 364th calendar day after the date of this Agreement, at which time all unpaid principal and interest of the Revolving Loans shall be due and payable. The Revolving Loans shall be evidenced by Bank's standard form of commercial promissory note (the "Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Company of its obligation to repay in full with interest all amounts borrowed.

     1.2. TERMINOLOGY. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

"Advisor" means B.C. Ziegler and Company, Inc. as advisor with respect to all Funds.

"Business Day" has the meaning set forth in the Note.

"GAAP" means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

"ICA" means the Investment Company Act of 1940.

"Investors" means, with respect to any Fund, those persons owning shares of such Fund.

"Lien" means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of any Fund or any Guarantor.

"Loan" means all the credit facilities described above.

"Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, and the Revolving Loans.

"Management Agreement" means, as applicable to any Fund, the contract or other agreement to which the Advisor is a part and on the basis of which such Fund has appointed the Advisor as the manager of such Fund.

"Maximum Amount" means with respect to any Fund, the least of (a) the amount which when taken together with the amount of all other obligations (other than the Revolving Loans of such Fund) constituting "borrowing money" (within the meaning of Section 8(b) of the ICA) does not exceed the limit on borrowing money set forth in the registration statement of such Fund filed pursuant to Section 8 of the ICA, as such registration statement is from time to time in effect, (b) an amount such that immediately after giving effect to the borrowing of such amount there is an asset coverage (within the meaning of Section 18(f) of the ICA) of at least 300 per centum for all borrowings (including all Revolving Loans) of such Fund, and (c) the amount which when taken together with the amount of all other obligations for money borrowed (other than the Revolving Loans of such Fund) does not exceed 10% of the Total Asset Value of such Fund.

"Minimum Borrowing Amount" means with respect to each borrowing, prepayment, or reborrowing of a Revolving Loan (a) for a Revolving Loan bearing interest at the Reference Rate (as provided in the Note), $100,000 and in minimum increments of $100,000 above $100,000 and (b) for a Revolving Loan bearing interest at LIBOR (as provided in the Note), $3,000,000 and in minimum increments of $500,000 above $3,000,000 (i.e,
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Revolving Loans less than $3,000,000 shall be available solely under the
Reference Rate pricing option.)

"Note" means the promissory note described above.

"Pro Rata Share" means as of any time with respect to any Fund, the quotient of the Total Asset Value of such Fund divided by the aggregate Total Asset Values of all Funds; any Pro Rata Share determined by the Company shall be conclusive absent manifest error.

"Prospectus" means, with respect to each Fund, the Prospectus and the Statement of Additional Information included in such Fund's Registration Statement, as the same may be amended, modified, supplemented or replaced from time to time.

"Quarterly Payment Date" means the last calendar day of March, June, September, and December of each year.

"Registration Statement" means, with respect to each Fund, such Fund's Registration Statement on Form NIA, in the form in which declared effective by the SEC Commission, as amended from time to time.

"Total Asset Value" means, as of any day with respect to any Fund, the total asset value of such Fund (excluding the outstanding amount of the Revolving Loans of such Fund) as of the close of business on the immediately preceding Business Day, as such amount shall be calculated in accordance with the applicable Prospectus for such Fund.

     1.3. TERMINATION AND REDUCTION OF COMMITMENT. At the option of the Company, the Commitment Amount may be permanently terminated at any time in whole, or, to the extent of any then unused portion of the Commitment Amount, permanently reduced from time to 6 me in part integral multiples of $1,000,000, upon three (3) Business Days prior notice to Bank. Upon any termination of the Commitment Amount, the Company shall pay to Bank accrued fees (to the date of termination) and shall repay all Revolving Loans and accrued interest thereon in full in accordance with the provisions of the Note.

     1.4. PREPAYMENT. The Revolving Loans may be prepaid in full or in part. In the event the outstanding Revolving Loans of any Fund exceed the Maximum Amount for such Fund, the Company shall immediately prepay such excess. Each prepayment shall be in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein.

     1.5. INTEREST. The unpaid principal balance of the Revolving Loans shall bear interest at the rate or rates provided in the Note.

     1.6. COMMITMENT FEE. On each Quarterly Payment Date, the Company shall pay to Bank a fee in arrears of 0.30% per annum of the aggregate unused portion of the Commitment Amount for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed; such fee shall be allocated among the Funds in accordance with their respective Pro Rata Shares (as of such Quarterly Payment Date).

     1.7. DISBURSEMENT. Bank shall disburse the proceeds of the Revolving Loans as provided in Bank's standard form Authorization(s) to Disburse executed by the Company.

     1.8. ADDITIONAL FUNDS. Upon the request of Company, and with the consent of Bank, one or more additional Funds may be added to this Agreement pursuant to documentation in form and substance satisfactory to Bank.
                          2. CONDITIONS PRECEDENT

     2.1. INITIAL BORROWING. Bank shall not be obligated to disburse all or any portion of the first Revolving Loan unless at or prior to the time of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

          (a) The Company shall have provided to Bank in form and substance satisfactory to Bank:

               (i) Articles of Incorporation (or equivalent organizational documents);

               (ii) Certified copies of resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents; such resolutions shall also designate the persons who are authorized to act on Company's behalf in connection with this Agreement to do the things required of Company pursuant to this Agreement and shall be accompanied by an incumbency certificate;

               (iii)     Certificates of Good Standing;

               (iv).     executed and appropriately completed FR Form U1;

               (v) audited financial statements for the three most recent fiscal years for each Fund (or such shorter period as a Fund may have been in existence);

               (vi) unaudited financial statements of the each Fund for each semiannual period (as applicable) ended subsequent to the date of the latest financial statements delivered pursuant to the above subparagraph;

               (vii) each Fund's most recent Prospectus and Company's most recent Statement of Additional Information;

               (viii) last 14 months (or such shorter period as a Fund may have been in existence) of historical changes in Assets under Management ("AUM") for each Fund, illustrated quarterly that reflect changes in AUM from (1) principal inflows and outflows and (2) market appreciation and depreciation;

               (ix) Financial Performance as shown by the rates of return for one, two and three years (as applicable) and since inception and the corresponding rates of return for each Fund's pertinent benchmark or index;

               (x) a lien search in all relevant Jurisdictions with respect to the Company, and such searches shall reveal no liens on any of the assets of the Company or any Fund, except for liens permitted by this Agreement or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to Bank;

               (xi) a certificate from a senior financial officer of the Company specifying that (1) no default or Event of Default (as defined in this Agreement) has occurred or is continuing, and (2) the Company's representations and warranties in this Agreement are true and correct;

               (xii) legal opinions (including opinions (A) from counsel to the Company regarding the legality and propriety of the Loan Documents, due authorization and enforceability of the Loan Documents, and
(B) from such special and local counsel as may be required by Bank);

               (xiii) evidence that all governmental and third party approvals necessary or, in the discretion of Bank, advisable, in connection with this Agreement, the financing contemplated hereby and the continuing operations of the Company and the Funds shall have been obtained and be in full force and effect; all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority; and there shall be no action pending or threatened which would restrain, prevent or otherwise adversely affect this Agreement or the Company or any Fund; and
               (xiv) documents and other instruments as are customary for transactions of this type or as Bank may reasonably request.

          (b) Bank shall have received and found satisfactory SECADV filings for the Advisor (and each subadvisor).

          (c) No change in the business, assets, management, operations, financial condition or prospects of the Company or the Funds shall have occurred since the submission of the most recent financial statements which change in Bank's judgment would have a material adverse effect.

          (d) Bank shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before such disbursement.

          (e) Bank shall have received all additional information concerning the Funds, Company, and the Advisor (financial and otherwise) as Bank may reasonably request.

     2.2. EVERY BORROWING. Bank shall not be obligated to disburse all or any portion of any Revolving Loans unless at or prior to the time of such disbursement (and both before and after giving effect thereto), the following conditions have been fulfilled to Bank's satisfaction: (a) there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default, (b) the representations and warranties of
Section 3 hereof are true and correct in all material respects, and (c) Company delivers to Bank a certificate of a responsible officer of the Company that the Revolving Loans for the applicable Fund do not exceed the Maximum Amount.

                     3. REPRESENTATIONS AND WARRANTIES
The Company represents and warrants that:

     3.1. INVESTMENT COMPANY. Company is an openend management investment company registered under the ICA and such registration has not been revoked or rescinded and is in full force and effect.

     3.2. SERIES FUNDS. Each Fund is an investment fund consisting of a separate series of shares offered by Company that represent undivided interests in a portfolio of investments and that are preferred over all other series of shares for assets specifically allocated to that series in accordance with Rule 18f-2(a) of the Securities and Exchange Commission.

     3.3. ORGANIZATION AND QUALIFICATION. Company is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and each Fund was duly created and is existing under such laws, and Company has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

     3.4. POWER AND AUTHORIZATION. Company has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. The assets of each Fund are freely available without any legal or other restriction to pay the Revolving Loans of such Fund and interest thereon and such Fund's Pro Rata Share of the other amounts payable under the Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of the Company and each Fund.

     3.5. AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture., agreement or undertaking to which the Company or any Fund is a party or by which it or any of its property is bound or affected.

     3.6. COMPLIANCE WITH LAWS. Company and each Fund is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of any Fund, including the ICA.

     3.7. TITLE. Except for assets which may have been disposed of in the ordinary course of business, each Fund has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by such Fund since the date of said financial statements, free and clear of all Liens, except Liens specifically resulting from portfolio management activities utilizing futures contracts and/or securities lending conducted in the ordinary course of business in compliance with applicable regulatory requirements.

     3.8. FINANCIAL STATEMENTS. Each Fund's financial statements, including both a balance sheet at the last day of the last completed fiscal year, together with supporting schedules, and an income statement for the 12 months then ended, have heretofore been furnished to Bank, are true and complete, and fairly represent such Fund's financial condition for the period covered thereby. Since such date, there has been no material adverse change in any Fund's financial condition or operations.

     3.9. LITIGATION. There is no litigation or proceeding pending or threatened against the Company or any of its property (including the assets of any Fund) which is reasonably likely to affect the financial condition, property or business of the Company or any Fund in a materially adverse manner or result in liability in excess of applicable insurance coverage.

     3.10. REGULATION U. No action has been taken or is currently planned by the Company or any Fund, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Neither the Company nor any Fund is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between the Company and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose (other than redemptions by a Fund of its redeemable securities in the ordinary course of business).

     3.11. NO EVENT OF DEFAULT. Company is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

     3.12. CONTINUING REPRESENTATIONS AND WARRANTIES. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

     3.13. TOTAL ASSET VALUE. Each Fund has a Total Asset Value greater than or equal to $1,000,000.

                         4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Company agrees that:

     4.1. USE OF PROCEEDS.  The proceeds of the Loans only as provided in
Section 1 above.

     4.2. PAYMENT OF OBLIGATIONS. Company will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Company shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

     4.3. MAINTENANCE OF EXISTENCE. Company, subject to Section 5.3 below, will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its and each Fund's business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Company's properties.

     4.4. RECORDS. Company will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and the ICA and will permit Bank, at Company's expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Company's accounts and records and Bank's collateral during regular business hours. Such expenses shall be allocated among the Fund's in accordance with their respective Pro Rata Shares.

     4.5. INFORMATION FURNISHED. The Company will furnish to Bank with respect to the Company and each Fund:

          (a) Within 60 days after the close of second fiscal quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal period, its unaudited income and expense statement with yeartodate totals and supportive schedules, and its statement of retained earnings for that fiscal period, all prepared in accordance with GAAP;

          (b) Within 90 days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Company and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants;

          (c) As soon as available, copies of such financial statements and reports as Company, any Fund or any Advisor may file with the Securities and Exchange Commission, including prospectuses, proxy statements, registration statements, Statements of Additional Information, and SECADV filings and all supporting schedules;

          (d) Within 60 days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by the Company's duly authorized officer, in form acceptable to Bank;

          (e) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on any Fund's financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in any Fund's financial condition or operations;

          (f) Prior written notice to Bank of any change in Company's or Advisor's officers and other senior management, name, principal place of business or chief executive officer, any Fund's name or the location of any Fund's assets; and

          (g) Such other financial statements and information as Bank may reasonably request from time to time.

     4.6. TOTAL ASSET VALUE RATIO. Each Fund will at all times maintain a ratio of Total Asset Value to Revolving Loans outstanding of at least 10 to 1.

     4.7. CUSTODIAL SERVICES. The Bank shall be used as the primary securities custodian for each Fund.

     4.8. INSURANCE. The Company will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against such risks for damages to persons and property as are customarily insured against by companies conducting similar business with respect to like properties.

     4.9. ADDITIONAL REQUIREMENTS. Upon Bank's demand, the Company will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

     4.10. LITIGATION AND ATTORNEYS' FEES. Upon Bank's demand, Company will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs. All such fees and other costs and expenses shall be allocated among the Funds in accordance with their Pro Rata Shares.

     4.11. BANK EXPENSES. Upon Bank's request, Company shall cause each Fund to pay or reimburse Bank for such Fund's Pro Rata Share of all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of inhouse legal counsel and staff.

     4.12. COMPLIANCE WITH PROSPECTUS. The Company shall cause each Fund shall comply in all respects with its stated investment policies and prospectus.

                           5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, the Company agrees that:

     5.1. LENDING SECURITIES; LIENS. Except in accordance with its Prospectus, no Fund will lend or otherwise hypothecate, pledge or encumber in whatsoever manner any of its assets or securities, for any purpose without the prior written consent of Bank.

     5.2. BORROWINGS. Except in accordance with its Prospectus, no Fund will borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank.

     5.3. SALE OF ASSETS, LIQUIDATION OR MERGER. Neither the Company nor any Fund will liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another unless, the case of any Fund, prior to the consummation of the transaction, the Fund has repaid all its outstanding Loans and any fees, expenses and other indebtedness allocated to such Fund under the terms of the Loan Documents. Following the consummation of any such transaction, the Fund shall not be considered a "Fund" within the meaning of this Agreement, unless the Bank agrees in writing that the Fund will continue as a "Fund" under this Agreement.

     5.4. INVESTMENTS AND LOANS. Except to the extent approved by its Investors, no Fund shall (i) make or permit any loans to or investments in any person prohibited by the investment restrictions described in its prospectus, or (ii) without the prior written consent of Bank, make any material change in its fundamental investment objective from that described in its prospectus and as in effect on the date of this Agreement.

     5.5. AFFILIATE TRANSACTIONS. No Fund will transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. No Fund will pay any management fee or fee for services to any affiliate without Bank's prior written consent except in compliance with the ICA and as set forth in its Prospectus.

     5.6. INVESTMENT ADVISER. No Fund will change its Advisor (except to the extent such a change would not require the approval of the Investors of such Fund) without prior written notice to the Bank.

                           6. EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     6.1. The Company shall default in the due and punctual payment of the principal of or the interest on the Note or shall fail to pay within three Business Days of the date when due any other amounts owing under any of the Loan Documents;

     6.2. Any default shall occur under the Note;

     6.3. The Company (including any Fund) shall default in the due performance or observance of any covenant or condition of the Loan Documents, and such default, in the case of Sections 4.2, 4.4, 4.5, 4.8, 4.9, and 4.10, shall continue for 10 days after notice thereof by Bank to the Company or in the case of Sections 4.6, shall continue for five days after notice thereof by Bank to the Company;

     6.4. There shall be a change in ownership or control of 25% or more of the equity interests in Advisor;

     6.5. The Management Agreement between any Fund and its Advisor, without the consent of Bank, shall be changed in a manner materially adverse to such Fund, terminated or shall cease to remain in full force and effect in accordance with its terms or the applicable Advisor shall cease to be a party thereto or any substantial breach by such Advisor of such Management Agreement shall occur and continue uncured for a period of thirty (30) days; provided that no change in a Management Agreement shall
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be deemed materially adverse to a Fund if such adjustment is approved by a majority of the directors of the Company who are not "interested
                               --
persons" of such Advisor (as defined in the Investment Company Act); and provided, further, that the appointment by such Fund of a successor to
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such Advisor shall not be an Event of Default hereunder if Bank shall consent in writing thereto, such consent of Bank not to be unreasonably withheld if such proposed successor shall be a firm generally recognized to have comparable experience to that of the applicable Advisor in the administration of investment companies comparable to such Fund; or

     6.6. Company shall (i) cease to be an openend management investment company registered under the Investment Company Act, or (ii) execute or file any documents to cause such Fund to deregister as an investment company under the Investment Company Act.

                           7. GENERAL PROVISIONS

     7.1. ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Company or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

     7.2. NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof No waiver shall be effective unless it is in writing and signed by an officer of Bank.

     7.3. INUREMENT. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Company, but any attempted assignment by Company without Bank's prior written consent shall be null and void.

     7.4. APPLICABLE LAW. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

     7.5. SEVERABILITY. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall neverthelessbe effective.

     7.6. CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

     7.7. CONSTRUCTION. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

     7.8. AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

     7.9. COUNTERPARTS. Company and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

     7.10. NOTICES. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

     7.11. INTEGRATION CLAUSE. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Company regarding the Loan, and all prior oral or written communications between Company and Bank shall be of no further effect or evidentiary value.

                8. ALTERNATIVE DISPUTE RESOLUTION AGREEMENT

     8.1. CLAIMS SUBJECT TO JUDICIAL REFERENCE; SELECTION OF REFEREE. All Claims, including any and all questions of law or fact relating thereto, shall, at the written request of Bank or Company (Company and Bank herein collectively, the "Parties" and individually, a "Party"), be determined by Reference. The Parties shall select a single neutral referee, who shall be a retired state or federal judge with at least five years of judicial experience in civil matters. In the event that the Parties cannot agree upon a referee, the referee shall be appointed by the court. The Parties shall equally bear the fees and expenses of the referee unless the referee otherwise provides in the statement of decision.

     8.2. WAIVER OF JURY TRIAL. In connection with a Reference or any other action or proceeding, whether brought in state or federal court, the Parties hereby expressly, intentionally and deliberately waive any right they may otherwise have to trial by jury of any Claim.

     8.3. CONDUCT OF REFERENCE. Except as provided in this Agreement, the Reference shall be conducted pursuant to Applicable State Law. The referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Agreement.

     8.4. PROVISIONAL REMEDIES, SELFHELP AND FORECLOSURE. No provision of this Agreement shall limit the right of any party to (a) exercise selfhelp remedies including, without limitation, setoff, (b) foreclose against or sell any collateral, by power of sale or otherwise or (c) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference. The exercise of, or opposition to, any such remedy does not waive the right of any Party to Reference pursuant to this Agreement.

     8.5. LIMITATION ON DAMAGES. In the event that punitive damages are permitted under Applicable State Law, the amount thereof shall not exceed a sum equal to three times the amount of actual damages as determined by the referee.

     8.6. SEVERABILITY. In the event that any provision of this Agreement is found to be illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect.

     8.7. MISCELLANEOUS. In the event that multiple Claims are asserted, some of which are found not subject to this Agreement, the Parties agree to stay the proceedings of the Claims not subject to this Agreement until all other Claims are resolved in accordance with this Agreement. In the event that Claims are asserted against multiple parties, some of whom are not subject to this Agreement, the Parties agree to sever the Claims subject to this Agreement and resolve them in accordance with this Agreement. In the event of any challenge to the legality or enforceability of this Agreement, the prevailing Party shall be entitled to recover the costs and expenses, including reasonable attorneys' fees, incurred by it in connection therewith. Applicable State Law shall govern the interpretation of this Agreement. This Agreement fully states all of the terms and conditions of the Parties' agreement regarding the matters mentioned in, or incidental to, this Agreement. This Agreement supersedes all oral negotiations and prior writings concerning the subject matter hereof.

     8.8. DEFINED TERMS. As used in this Section, the following terms shall have the respective meanings set forth below:

          (a) "Applicable State Law" shall mean the law of the state in which this Agreement is executed by the Company; provided, however, that if any Party seeks to (i) exercise selfhelp remedies, including without limitation, setoff, (ii) foreclose against or sell any collateral, by power of sale or otherwise or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference, the law of the state where such collateral is located shall govern the exercise of or opposition to such rights and remedies.

          (b) "Claim" shall mean any claim, cause of action, action, dispute or controversy between or among the Parties, whether sounding in contract, tort or otherwise, which arises out of or relates to: (i) any of the Subject Documents; (ii) and negotiations or communications relating to any of the Subject Documents, whether or not incorporated into the Subject Documents or any indebtedness evidenced thereby; or (iii) any alleged agreements, promises, representations or transactions in connection therewith.

          (c) "Reference" shall mean a judicial reference conducted pursuant to this Agreement in accordance with Applicable State Law, as in effect at the time the referee is selected pursuant to Section 8.1 of this Agreement.

          (d) "Subject Documents" shall mean any and all documents, instruments and agreements previously, concurrently or hereafter executed by Company in favor of Bank, or between Company and Bank, which incorporate by reference an alternative dispute resolution agreement, any and all related documents, instruments and agreements, and any and all extensions, renewals, amendments and replacements of any of the foregoing; and "Subject Documents" shall mean any one of such Subject Documents.
THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

NORTH TRACK FUND INC.                   UNION BANK OF CALIFORNIA, N.A.

By:                                  By:
   -------------------------------      -------------------------------


Title: ----------------------------     Title:-------------------------


Address:--------------------------      Address:------------------------

Attention:  Robert J. Tuszywski           Attention:  Peter Clark
250 E. Wisconsin Avenue, 20th Floor       350 California Street, 6th Floor
Milwaukee WI  53202                       San Francisco CA  94104
Telecopier:  (414) 978-6550               Telecopier:  (415) 705-5093
Telephone:  (414) 978-6475                Telephone:  (415) 705-7307